 Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Xos, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	10,706,157	(2)	$0.53	(3)	$5,674,263.21	0.00011020	$625.31
Equity	Common Stock, par value $0.0001 per share	Other	2,532,253	(4)	$0.45	(5)	$1,139,513.85	0.00011020	$125.58
Total Offering Amounts							$6,813,777.06		$750.89
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$750.89

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)	Represents shares of the registrant’s Common Stock that were added to the shares available for issuance under the Xos, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which consists of (A) 8,440,846 additional shares of Common Stock reserved pursuant to the “evergreen” provision under the 2021 Plan and (B) 2,265,311 additional shares of Common Stock underlying restricted stock units that were previously granted under the 2021 Plan and forfeited because of the failure to vest as of April 19, 2023.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on April 24, 2023, which date is within five business days prior to the filing of this registration statement.

(4)	Represents shares of the registrant’s Common Stock that were added to the shares available for issuance under the Xos, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which consist of 2,532,253 additional shares of Common Stock reserved pursuant to the “evergreen” provision under the 2021 ESPP.

(5)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on $0.45, which is 85% of the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on April 24, 2023, which date is within five business days prior to the filing of this registration statement. Pursuant to the 2021 ESPP, the purchase price of the shares of the registrant’s Common Stock will not be less than the lesser of (A) 85% of the fair market value of the shares of Common Stock on the first day of an offering period or (B) 85% of the fair market value of the shares of Common Stock on the applicable purchase date.